Exhibit 10.2

ASSIGNMENT AND ASSUMPTION OF LEASE

THIS INSTRUMENT, executed as of June 10, 2013, by and among Mortimer B. Zuckerman and Edward H. Linde, Trustees of 92 Hayden Avenue Trust under Declaration of Trust dated August 18, 1983, recorded with the Middlesex South District Registry of Deeds in Book 15218, Page 425 as amended by instrument dated October 30, 1997, recorded with said Registry in Book 27863, Page 347, but not individually, having a mailing address c/o Boston Properties Limited Partnership, Prudential Center, 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103 (the “Landlord”), AMAG Pharmaceuticals, Inc., a Delaware corporation, having a mailing address at 100 Hayden Avenue, Lexington, Massachusetts 02421 (the “Assignor”), and Shire Human Genetic Therapies, Inc., a Delaware corporation, having a mailing address at 300 Shire Way, Lexington, Massachusetts 02421 (the “Assignee”).

W I T N E S S E T H:

REFERENCE is made to the following facts:

A.                                    Landlord and Assignor are parties to that certain lease dated as of May 22, 2008 (the “Lease”), relating to certain premises (the “Premises”) located in the building at 100 Hayden Avenue, Lexington, Massachusetts, as more particularly described in the Lease.  A true and correct copy of the Lease is attached hereto as Exhibit A.  Capitalized terms used but not defined in this Assignment shall have the meanings given in the Lease,

B.                                    Assignor wishes to assign its interest under the Lease to Assignee and the Assignee is willing to accept such assignment.

NOW, THEREFORE, in consideration of ONE DOLLAR ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, it is agreed as follows:

1.                                      Assignor hereby transfers, assigns and sets over unto Assignee all of Assignor’s interest in and rights and obligations under the Lease, effective as of the date (the “Effective Date”) that is the later to occur of (i) September 1, 2013, and (ii) the date on which Assignor delivers vacant possession of the Premises to Assignee broom clean, with all of Assignor’s personal property other than the Furniture (defined below) removed therefrom, and otherwise in accordance with the terms and conditions of this Assignment.  Assignor shall give Assignee at least two (2) weeks’ advance notice of the occurrence of the Effective Date.  The parties agree to confirm in writing the actual Effective Date promptly following the occurrence thereof, provided that the failure to execute such confirmation shall not affect the occurrence of the Effective Date as determined above.

2.                                      Effective as of the Effective Date, Assignee assumes the performance of and agrees to be bound by all of the obligations of the Assignor as the tenant under the Lease (the “Tenant”), including, without limitation, the obligation to pay rent and amounts provided for thereunder, as well as all other terms, covenants and conditions of the Lease, accruing or relating to any period from and after the Effective Date.

3.                                      If the Effective Date shall not have occurred on or before September 30, 2013(as such date may be extended as provided below, the “Outside Payment Penalty Date”), then on the Effective Date, Assignor shall pay to Assignee an amount equal to the product of (i) $5,653.69 multiplied by (ii) the number of days that elapse after the Outside Payment Penalty Date, until the occurrence of the Effective Date.  If the Effective Date has not occurred on or before October 31, 2013 (as such date may be extended as provided below, the “Outside Termination Remedy Date”), then Assignee may elect to terminate this Assignment by giving Assignor written notice of such election at any time after the Outside Termination Remedy Date, and before the earlier to occur of (x) thirty (30) days after the Outside Termination Remedy Date, and (y) the date on which the Effective Date has occurred.  If Assignee so elects to terminate, then this Assignment shall terminate and become void on the date that is ten (10) business days after delivery of Assignee’s termination notice to Assignor, unless the Effective Date occurs on or before the expiration of such 10 business day period, in which event Assignee’s election to terminate shall automatically become void.  Each of the September 30, 2013, and October 31, 2013, dates set forth above shall be subject to extension, but not by more than one hundred twenty (120) days in the aggregate in either such case, by reason of any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty, or other causes reasonably beyond Assignor’s or the Landlord of Assignor’s substitute premises control (“Force Majeure”); provided, however, that, notwithstanding the provisions of such Section 6.1, in no event shall any delays attributable to Assignor’s action or inaction ever constitute Force Majeure for the purposes of this sentence.  Assignor shall give Assignee written notice of the occurrence of any event of Force Majeure, describing the nature of such event in reasonable detail, not later than three (3) business days after Assignor becomes aware thereof, failing which Assignor shall not have the right to extend either of the foregoing dates by reason of such Force Majeure event.

4.                                      Assignee agrees to indemnify and hold harmless Assignor from and against any and all loss, cost, damage, or expense (including court costs and reasonable attorneys’ fees) arising from or relating to the failure of Assignee to have fully performed all of its obligations as Tenant from and after the Effective Date, including, without limitation, all charges which may become due pursuant to the provisions of the Lease, as rental or otherwise, from and after the Effective Date.

5.                                      Assignor agrees to indemnify and hold harmless Assignee from and against any and all loss, cost, damage, or expense (including court costs and reasonable attorneys’ fees) arising from or relating to the failure of Assignor to have fully performed all of its obligations as Tenant prior to the Effective Date, including, without limitation, all charges which may have become due pursuant to the provisions of the Lease, as rental or otherwise, prior to the Effective Date.

6.                                      Within ten (10) business days after the Effective Date, Assignee shall pay to Assignor an amount equal to the product of (i) the monthly installment of Annual Fixed Rent and Additional Rent payable under Sections 2.6 and 2.7 of the Lease for the calendar month in which the Effective Date occurred, multiplied by (ii) a fraction, the numerator of which is the number of days in such calendar month from and after the Effective Date and the denominator of which is the total number of days in such month.  Within thirty (30) days after the final determination of the amount of Additional Rent payable under said Section 2.6 for the calendar year in which the Effective Date occurs, Assignor or Assignee, as the case may be, shall make, if necessary, an adjusting payment to the other to the end that Assignee shall have paid toward such Additional Rent (whether by payment directly to Landlord or payment to or from Assignor, or both) an amount equal to the product of (x) the total amount of such Additional Rent for such calendar year, multiplied by (y) a fraction, the numerator of which is the number of days in such calendar year from and after the Effective Date and the denominator of which is 365.  Within thirty (30) days after the final determination of the amount of Additional Rent payable under said Section 2.7 for the Tax Year in which the Effective Date occurs, Assignor or Assignee, as the case may be, shall make, if necessary, an adjusting payment to the other to the end that Assignee shall have paid toward such Additional Rent (whether by payment directly to Landlord or payment to or from Assignor, or both) an amount equal to the product of (x) the total amount of such Additional Rent for such Tax Year, multiplied by (y) a fraction, the numerator of which is the number of days in such Tax Year from and after the Effective Date and the denominator of which is 365.

7.                                      Assignor agrees to pay Landlord any amount payable under Section 5.6.5(B) of the Lease to Landlord in connection with this Assignment, and agrees to indemnify  Assignee against any liability for same.

8.                                      On the Effective Date, Assignor shall convey to Assignee the furniture and other personal property described on Exhibit B attached hereto (the “Furniture”) by executing and delivering to Assignee a bill of sale in the form of Exhibit C hereto.

9.                                      Assignor represents and warrants to Assignee and Landlord that Assignor has not dealt with any broker with respect to this Assignment other than Colliers International (“Assignor’s Broker”) and Richards, Barry, Joyce & Partners (“Assignee’s Broker”, collectively with Assignor’s Broker, the “Brokers”) and agrees to indemnify and hold harmless Assignee and Landlord against any claims for commission by any person other than the Brokers claiming to have dealt with Assignor in connection with this Assignment.  Assignee represents and warrants to Assignor and Landlord that Assignee has not dealt with any broker with respect to this Assignment other than the Brokers, and agrees to indemnify and hold harmless Assignor and Landlord against any claims for commission by any person other than the Brokers claiming to have dealt with Assignee with connection with this Assignment.  Assignor shall be responsible for payment of any commission due to Assignor’s Broker pursuant to a separate agreement between Assignor and Assignor’s Broker.  Assignor agrees to pay Assignee’s Broker a commission pursuant to a separate agreement between Assignor and/or Assignor’s Broker and Assignee’s Broker.

WITNESS the execution hereof, under seal, as of the date first set forth above.

ASSIGNOR:

AMAG Pharmaceuticals, Inc.

By:	/s/ William K. Heiden
Name: William K. Heiden
Title: President and CEO
Hereunto duly authorized

ASSIGNEE:

Shire Human Genetic Therapies, Inc.

By:	/s/ Willaim Ciambrone
Name: Willaim Ciambrone
Title: EVP, Technical Operations
Hereunto duly authorized

Exhibit A

The Lease

Exhibit B

The Furniture

Free Standing Bookcases
2 shelf bookcase	23
36”w x 84”h bookcases w/glass top	4
36”w x 72”h bookcase	3
Corner bookshelf	2
Tables
24” round tables	7
42” low round tables	5
60” round conference tables	2
10’-0” conference room tables	8
48” round conference room table	1
7’-0”L conference table	4
Board room table	1
9’ dining room table w/glass top	1
Chairs
Upholstered chairs - various fabric	22
Upholstered - striped chairs	6
Black leather high back conference chairs	38
Black mesh conference room chairs	75
Straight back executive dining chairs	10
Credenzas
7’-4”L credenzas with glass	13
4’-0”L credenza with glass	1
6’-0” credenza with granite top	1
Desks
Executive desk	1
16’-0” executive secretarial workstation	1
L-shaped executive desk	2
Town Hall
Red chairs	150
Misc
Combination 2 dr file cabinet w/3 shelf bookcase	2
Modular unit with wardrobe and file drawers	1
Executive overhead wall unit	1
Appliances
Full size refrigerators	2
Mid size refrigerator	1
Dishwashers	3
Microwaves	4

Standard Office - Each office contains a 60”L desk w/return, wardrobe unit, overhead storage w/lighting, 2dr file cabinet/bookcase combination, desk chair, and guest chair(s)	54

Executive Size Office - Same as above + 36” round meeting table and additional guest chair(s)	18

Teknion cubicles - Each 6’ x 8’ cubicle contains a U-shaped worksurface with a 2 drawer file cabinet, overhead storage, and a wardrobe/file cabinet combination	83

Reception area desk and furniture (excluding televisions)

Exhibit C

BILL OF SALE

This Bill of Sale is dated as of                   , 2013, and is executed and delivered by AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Seller”), to Shire Human Genetic Therapies, Inc., a Delaware corporation (the “Buyer”).

WHEREAS, Seller has agreed to sell, convey, assign, transfer and deliver to Buyer, and Buyer has agreed to purchase and acquire, all of Seller’s right, title and interest in and to all of the furniture, fixtures, and equipment listed on Schedule 1 attached hereto;

NOW, THEREFORE, in consideration of the payment of $1.00 by Buyer to Seller and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Seller hereby agrees as follows:

1.                                      Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, its successors and assigns, the Assets.

2.                                      Seller warrants to Buyer that Seller has good and clear title to the Assets and the right to convey the Assets to Buyer and that the Assets are free and clear of all liens and claims of third parties in and to the Assets.

3.                                      Buyer agrees that it is purchasing the Assets in their as-is condition.  EXCEPT AS SET FORTH IN PARAGRAPH 2 ABOVE, SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY OF THE ASSETS OR THAT THE ASSETS ARE FIT FOR A PARTICULAR PURPOSE.

4.                                      This Bill of Sale shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, Seller and Buyer have caused this instrument to be duly executed under seal as of and on the date first above written.

AMAG PHARMACEUTICALS, INC.

By:
Name:
Title:

ACCEPTED:

SHIRE HUMAN GENETIC THERAPIES, INC.

By:
Name:
Title: